Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement Nos. 333-10229, 333-10245, 333-46695, 333-45965, 333-59161, 333-46796, 333-54712, 333-129485, 333-142559, 333-145651 and 333-159479 of Allegheny Technologies Incorporated of our reports dated February 25, 2010, with respect to the consolidated financial statements of Allegheny Technologies Incorporated, and the effectiveness of internal control over financial reporting of Allegheny Technologies Incorporated, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
February 25, 2010